410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Purchases Clay Cat Litter Business Assets From MFM Industries, Inc.

CHICAGO—(October 28, 2013)— Oil-Dri Corporation of America (NYSE: ODC) today announced that the United States Bankruptcy Court for the District of Delaware approved the sale of the customer list, mining and manufacturing equipment, packaging materials, inventory, intellectual property, and certain other clay cat litter business assets of MFM Industries, Inc. (“MFM”) to Oil-Dri. The Company is not acquiring the land or mineral rights from MFM. The acquisition of assets will be finalized by November 1, 2013 and the Company plans to transition MFM customers' orders to Oil-Dri cat litter manufacturing plants with available capacity and similar cat litter products.

MFM, a company engaged in the manufacturing, marketing and distribution of scoopable and coarse cat litter, filed for bankruptcy in May of 2013. In addition to its private label business, MFM produced branded cat litter marketed under the following brand names: Double Fresh, Cedar Fresh, Litter Guard, Mighty Cat, Kitty White and Super Scented.

President and Chief Executive Officer Daniel S. Jaffee said, “The purchase of MFM’s cat litter business assets was a strategic business decision and we expect it to be accretive to our earnings this fiscal year. We are not going to operate the plant in Florida. We will use our network of operations to service MFM's existing customers with our high quality products and more favorable geographic locations. We plan to consider those who are currently working at the Florida plant and are willing to relocate for job opportunities.

We look forward to serving our new customers and will work diligently to ease the transition for all parties involved.”

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.

Reagan Culbertson

Investor Relations Manager

reagan.culbertson@oildri.com

(312) 706 3256